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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




                Date of Report (Date of earliest event reported):
                                 JANUARY 6, 1998




                               GENZYME CORPORATION
             (Exact name of registrant as specified in its charter)



        MASSACHUSETTS                    0-14680                06-1047163
(State or other jurisdiction        (Commission File           (IRS Employer
     of incorporation)                   Number)            Identification No.)




               ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139
              (Address of principal executive offices and zip code)



               Registrant's telephone number, including area code:
                                 (617) 252-7500



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ITEM 5.  OTHER.

     On January 6, 1998, the General Division of Genzyme Corporation ("Genzyme General") announced that it will take pre-tax charges of $29.2 million in the fourth quarter of 1997, resulting in after-tax charges totaling $17.9 million. The charges are mainly associated with strategic changes in Genzyme General's pharmaceuticals and surgical products business units. Genzyme General will take a pre-tax write-off of $18.2 million for inventory and costs in connection with the restructuring of the pharmaceuticals business unit to develop products that are a better fit with the division's long-term strategy and a pre-tax write-off of $8.2 million for inventory and costs associated with the discontinuation of the development of Sepracoat[TM] for the U.S. market. These write-offs will result in after-tax charges of $11.2 million relating to the pharmaceuticals business unit and $5 million relating to the surgical products unit. The remaining charges of $2.8 million pre-tax ($1.7 million after taxes) resulted primarily from an adjustment in the sale price of Genetic Design, Inc. due to certain earn-out provisions that were not met.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: January 8, 1998               GENZYME CORPORATION

                                    By:      /s/ David J. McLachlan
                                             -----------------------------------
                                             David J. McLachlan
                                             Executive Vice President, Finance;
                                             Chief Financial Officer